Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Form S-8 No. 33-31697, 33-37409, 33-43914, 33-47453, 33-53990, 33-60464, 33-71862, 33-83148, 33-65495, 333-16417, 333-42693, 333-72573, 333-88347, 333-88345, 333-89243, 333-48490, 333-63674, 333-67322, 333-71046, 333-71366, 333-74804, 333-101119, 333-107807, 333-107808, 333-117741, and 333-136219) pertaining to the following: the Cirrus Logic, Inc. Amended 1987 Stock Option Plan; the Cirrus Logic, Inc. Fourth Amended and Restated 1989 Employee Stock Purchase Plan; the Cirrus Logic, Inc. Amended 1990 Directors’ Stock Option Plan; the DST Stock Option Plan; the Cirrus Logic, Inc. Amended 1991 Non-qualified Stock Option Plan; the Cirrus Logic, Inc. Amended 1996 Stock Plan; the Crystal Semiconductor Corporation 1987 Incentive Stock Option Plan; the Acumos Incorporated 1989 Stock Option Plan; the Pacific Communications Sciences, Inc. 1987 Stock Option Plan; the PicoPower Technology Inc. Amended 1992 Stock Option Plan; the AudioLogic, Inc. 1992 Stock Option Plan; the Peak Audio, Inc. 2001 Stock Plan; the ShareWave, Inc. 1996 Flexible Stock Incentive Plan; the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan; the Stream Machine Company 1996 Stock Option Plan, 2001 Stock Plan and Nonstatutory Stock Option Grants; the Cirrus Logic, Inc. 2002 Stock Option Plan; the Cirrus Logic, Inc. 2006 Stock Incentive Plan of our reports dated May 29, 2008, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended March 27, 2010.
/s/ Ernst & Young LLP
Austin, Texas
June 1, 2010